Exhibit 99.1

Willis Group Reports Second Quarter 2009 Results

NEW YORK--(BUSINESS WIRE)--July 29, 2009--Willis Group Holdings Limited (NYSE:WSH), the global insurance broker, today reported results for the quarter and six months ended June 30, 2009.

Highlights of the quarter include:

  Reported (and adjusted) earnings per diluted share from continuing operations of $0.52
  20 percent reported growth in commissions and fees
  1 percent organic growth in commissions and fees; Global and International segments with 7 percent and 5 percent growth, respectively
  Reported operating margin of 21.0 percent; adjusted operating margin of 21.2 percent
  North America segment operating margin expansion of 660 basis points over a year ago, to 22.3 percent
  Interim bridge facility fully paid at June 30, 2009

“Willis’ strength lies in its business diversity. We continue to see excellent results from our International and Global segments, and this is bolstering our overall performance in the face of difficult economic conditions, particularly in the US, UK and Ireland,” said Joe Plumeri, Chairman and Chief Executive Officer, Willis Group Holdings. “The HRH integration continues to go better than expected, with synergies tracking ahead of schedule. We continue to run our company with discipline and foresight, implementing strict cost controls, right sizing for the current environment, and investing in areas that will drive current and future growth.”

Second Quarter 2009 Financial Results

Reported net income from continuing operations for the quarter ended June 30, 2009 was $87 million, or $0.52 per diluted share, compared with $39 million, or $0.27 per diluted share, in the same period a year ago. Reported net income for the second quarters of 2009 and 2008 was affected by certain items, including the acquisition of Hilb Rogal & Hobbs Company (HRH) and second quarter 2008 expense review charges for severance and other costs totaling $62 million pre-tax.

Excluding certain items, which are reviewed in detail in this release, adjusted earnings per diluted share from continuing operations were $0.52 in the second quarter of 2009 compared with $0.59 in the second quarter of 2008. In addition, a gain was recognized in this year’s second quarter on the curtailment of the US pension plan in the amount of $12 million pre-tax, or $0.04 per diluted share. Foreign currency movements had no impact on earnings in the second quarter of 2009.

Total reported revenues for the quarter ended June 30, 2009 were $784 million compared with $661 million for the same period last year, an increase of 19 percent. This increase was primarily due to the HRH acquisition, while the effect of foreign currency movements decreased reported revenues by 7 percent.

Organic growth in commissions and fees was 1 percent in the second quarter of 2009 compared with the second quarter of 2008. This growth reflected net new business won of 4 percent offset by a negative 3 percent impact from declining premium rates and other market factors. Continued strong client retention levels and momentum from Shaping our Future growth initiatives, such as Global Placement and Client Profitability, also contributed to organic growth in commissions and fees.

The International business segment contributed 5 percent organic growth in commissions and fees in the second quarter of 2009 compared with the same period in 2008. This growth came from strong net new business and continued traction from Shaping our Future growth initiatives which more than offset the soft rate environment and weakness in the UK and Ireland retail market. There was strong growth across many regions including Europe and Latin America. Specifically there was double-digit growth in Denmark, Spain, Poland and Russia, and Venezuela and Argentina.

The North America segment reported an 8 percent decline in organic commissions and fees compared with the second quarter of 2008, reflecting soft insurance market conditions, as well as increased weakness in the US economy, which has especially impacted the US Construction and Employee Benefits practices. The operating margin in North America expanded 660 basis points to 22.3 percent in the second quarter of 2009 compared to the second quarter of 2008 as a result of HRH integration synergies, expense management, and $9 million of the US pension curtailment gain.

The Global segment, which comprises Global Specialties, Faber & Dumas and Reinsurance, recorded 7 percent organic growth in commissions and fees in the second quarter of 2009 compared with the second quarter of 2008. There was double-digit growth in reinsurance driven by International and North America reinsurance while Global Specialties’ growth was slightly negative due to the effects of global economic weakness, specifically in energy and financial and executive risks.

Reported operating margin was 21.0 percent for the quarter ended June 30, 2009 compared with 11.6 percent for the same period last year. Excluding certain items, which are reviewed in detail in this release, adjusted operating margin was 21.2 percent for the quarter ended June 30, 2009 compared with 21.0 percent a year ago.

Adjusted operating margin reflected good underlying business performance, HRH integration synergies, diligent cost management and favorable foreign currency movements, tempered by lower investment income, higher amortization and higher pension expense.

Salaries and benefits were $443 million, or 56.5 percent of total revenues, in the second quarter of 2009 compared with $428 million, or 64.8 percent, in the second quarter of 2008. Excluding the 2008 expense review charges, adjusted salaries and benefits were $377 million, or 57.0 percent of total revenues, in the second quarter of 2008. Other operating expenses were $139 million, or 17.7 percent of total revenues, in the second quarter of 2009 compared with $141 million, or 21.3 percent, in the second quarter of 2008. On an adjusted basis, other operating expenses in the second quarter of 2009 were $138 million, or 17.6 percent of revenues, compared with $130 million, or 19.7 percent of revenues, in the second quarter of 2008.

Six Months 2009 Financial Results

Reported net income from continuing operations for the six months ended June 30, 2009 was $279 million, or $1.67 per diluted share, compared with $205 million, or $1.43 per diluted share, in the same period a year ago. Reported net income for the first six months of 2009 and 2008 was affected by certain items, including the acquisition of HRH and first half 2008 expense review charges for severance and other costs totaling $95 million pre-tax.

Excluding certain items, which are reviewed in detail in this release, adjusted earnings per diluted share from continuing operations were $1.68 for the six months ended June 30, 2009 compared with $1.91 in the comparable period of 2008, a decrease of 12 percent. In addition, the pension curtailment gain amounted to $12 million pre-tax, or $0.04 per diluted share, for the first half of 2009. Foreign currency movements reduced earnings per diluted share by $0.12 for the six months ended June 30, 2009. This was primarily the result of the significant strengthening of the US dollar relative to the Euro.

Total reported revenues for the six months ended June 30, 2009 were $1,714 million compared with $1,456 million for the same period last year, an increase of 18 percent. The increase was primarily due to the HRH acquisition, while the effect of foreign currency translation decreased reported revenues by 8 percent.

Organic growth in commissions and fees was 2 percent in the first half of 2009 compared with the comparable period of 2008. This growth reflected net new business won of 4 percent offset by a negative 2 percent impact from declining premium rates and other market factors.

Reported operating margin was 25.6 percent for the six months ended June 30, 2009 compared with 20.7 percent for the same period last year. Excluding certain items, which are reviewed in detail in this release, adjusted operating margin was 25.8 percent for the first half of 2009 compared with 27.3 percent a year ago.

Tax

The effective underlying tax rate for the quarter and six months ended June 30, 2009 was approximately 26 percent, the same as the 2008 full year rate.

Discontinued Operations

Income from discontinued operations, net of tax, was $nil in the second quarter of 2009 and $1 million, or $0.01 per diluted share, for the six months ended June 30, 2009. In April 2009, Willis Group Holdings Limited disposed of Bliss & Glennon, its US-based wholesale insurance operation, for net proceeds of $38 million. No net gain or loss was recognized relating to this transaction.

Capital

The Board of Directors declared a regular quarterly cash dividend on the Company’s common stock of $0.26 per share, or an annual rate of $1.04 per share. The dividend is payable on October 12, 2009 to shareholders of record on September 30, 2009.

As of June 30, 2009, cash and cash equivalents totaled $103 million and total debt was $2.5 billion. The interim bridge facility, with $103 million outstanding at March 31, 2009, was fully repaid as at June 30, 2009. Total stockholders’ equity was $2.2 billion.

Stanford Financial Group

Willis and one of its subsidiaries have been sued in federal courts in Texas and Florida by plaintiff lawyers acting on behalf of Mexican and South American investors in Stanford Financial Group. A Willis employee has also been named in the Texas suit and Willis has separately received a demand letter from a Texas law firm, in advance of commencing litigation. The matters relate to the collapse of Stanford, for which Willis acted as broker of record for certain lines of insurance. The complaints generally allege that Willis aided Stanford's efforts to sell certificates of deposit by issuing to Stanford certain letters regarding the insurance policies that Willis placed for the firm. The plaintiffs are collectively seeking damages in excess of $1 billion.

The Company said that it will defend itself vigorously in these lawsuits. The Company does not believe that any Willis employee knew that Stanford was engaged in fraudulent activity, and it is undertaking a full investigation of the facts so it can address this matter as expeditiously as possible.

Conclusion

“I am pleased with our performance for the quarter and the first six months. We continue to grow in the worst global economy the world has ever seen, and that’s a testament to our international diversity and specialist expertise,” Plumeri said. “We have always run this company with discipline, and that continues to pay off in strong operating margins, as we keep a tight control on expenses and maintain our business at the right size for the current environment. Importantly, we remain ahead of plan on achieving HRH integration synergies, and we continue to invest in Shaping our Future. Accelerating growth remains our number one priority.”

Conference Call and Web Cast

A conference call to discuss the second quarter 2009 results will be held on Thursday, July 30, 2009, at 8:00 AM Eastern Time. To participate in the live teleconference, please dial (866) 803-2143 (domestic) or +1 (210) 795-1098 (international) with a pass code of “Willis”. The live audio web cast (which will be listen-only) may be accessed at www.willis.com. This call will be available by replay starting at approximately 10:00 AM Eastern Time, and through August 28, 2009 at 11:59 PM Eastern Time, by calling (866) 568-0618 (domestic) or +1 (402) 998-1520 (international) with no pass code, or by accessing the website.

Willis Group Holdings Limited is a leading global insurance broker, developing and delivering professional insurance, reinsurance, risk management, financial and human resource consulting and actuarial services to corporations, public entities and institutions around the world. Willis has more than 400 offices in nearly 120 countries, with a global team of approximately 20,000 Associates serving clients in approximately 190 countries. Additional information on Willis may be found at www.willis.com.

Forward-Looking Statements

We have included in this document ‘‘forward-looking statements’’ within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created by those laws. These forward-looking statements include information about possible or assumed future results of our operations. All statements, other than statements of historical facts, included in this document that address activities, events or developments that we expect or anticipate may occur in the future, including such things as the potential benefits of the HRH acquisition, our outlook, future capital expenditures, growth in commissions and fees, business strategies, competitive strengths, goals, the benefits of new initiatives, growth of our business and operations, plans and references to future successes are forward-looking statements. Also, when we use the words such as ‘‘anticipate’’, ‘‘believe’’, ‘‘estimate’’, ‘‘expect’’, ‘‘intend’’, ‘‘plan’’, ‘‘probably’’, or similar expressions, we are making forward-looking statements.

There are important uncertainties, events and factors that could cause our actual results or performance to differ materially from those in the forward-looking statements contained in this document, including the following:

  the impact of any regional, national or global political, economic, business, competitive, market and regulatory conditions on our global business operations;
  the impact of current financial market conditions and the current credit crisis on our results of operations and financial condition, including as a result of any insolvencies of or other difficulties experienced by our clients, insurance companies or financial institutions;
  our ability to achieve the expected cost savings, synergies and other strategic benefits as a result of the HRH acquisition and how the integration of HRH may affect the timing of such cost savings, synergies and benefits;
  our ability to continue to manage our significant indebtedness;
  our ability to implement and realize anticipated benefits of the Shaping our Future initiative and any other new initiatives;
  material changes in commercial property and casualty markets generally or the availability of insurance products or changes in premiums resulting from a catastrophic event, such as a hurricane, or otherwise;
  the volatility or declines in other insurance markets and premiums on which our commissions are based, but which we do not control;
  our ability to compete effectively in our industry;
  our ability to retain key employees and clients and attract new business;
  the timing or ability to carry out share repurchases or take other steps to manage our capital and the limitations in our long-term debt agreements that may restrict our ability to take these actions;
  any fluctuations in exchange and interest rates that could affect expenses and revenue;
  rating agency actions that could inhibit ability to borrow funds or the pricing thereof;
  a significant decline in the value of investments that fund our pension plans or changes in our pension plan funding obligations;
  the timing of any exercise of put and call arrangements with associated companies;
  changes in the tax or accounting treatment of our operations;
  the potential costs and difficulties in complying with a wide variety of foreign laws and regulations and any related changes, given the global scope of our operations;
  our involvements in and the results of any regulatory investigations, legal proceedings and other contingencies;
  our exposure to potential liabilities arising from errors and omissions and other potential claims against us; and
  the interruption or loss of our information processing systems or failure to maintain secure information systems.

The foregoing list of factors is not exhaustive and new factors may emerge from time to time that could also affect actual performance and results. For additional factors see also Part I, Item 1A ‘‘Risk Factors’’ included in Willis’ Form 10-K for the year ended December 31, 2008. Copies of the 10-K are available online at http://www.sec.gov or on request from the Company as set forth in Part I, Item 1 “Business-Available Information” in Willis’ Form 10-K.

Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of these assumptions, and therefore also the forward-looking statements based on these assumptions, could themselves prove to be inaccurate. In light of the significant uncertainties inherent in the forward-looking statements included in this document, our inclusion of this information is not a representation or guarantee by us that our objectives and plans will be achieved.

Our forward-looking statements speak only as of the date made and we will not update these forward-looking statements unless the securities laws require us to do so. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this document may not occur, and we caution you against unduly relying on these forward-looking statements.

This press release contains references to non-GAAP financial measures as defined in Regulation G of SEC rules. Consistent with Regulation G, a reconciliation of this supplemental financial information to our generally accepted accounting principles (GAAP) information is in the note disclosures that follow. We present such non-GAAP supplemental financial information, as we believe such information is of interest to the investment community because it provides additional meaningful methods of evaluating certain aspects of the Company’s operating performance from period to period on a basis that may not be otherwise apparent on a GAAP basis. This supplemental financial information should be viewed in addition to, not in lieu of, the Company’s condensed consolidated income statements for the three and six months ended June 30, 2009 and balance sheet as at that date.

WILLIS GROUP HOLDINGS LIMITED CONDENSED CONSOLIDATED INCOME STATEMENTS (in millions, except per share data) (unaudited)

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008
Revenues
Commissions and fees	$772	$641	$1,687	$1,413
Investment income	12	20	25	42
Other income	-	-	2	1
Total Revenues	784	661	1,714	1,456
Expenses
Salaries and benefits	443	428	923	839
Other operating expenses	139	141	277	290
Depreciation expense	14	14	28	27
Amortization of intangible assets	23	3	47	6
Net gain on disposal of London headquarters	-	(2)	-	(8)
Total Expenses	619	584	1,275	1,154
Operating Income	165	77	439	302
Interest expense	43	21	81	37
Income from Continuing Operations before Income Taxes and Interest in Earnings of Associates	122	56	358	265
Income taxes	31	12	93	72
Income from Continuing Operations before Interest in Earnings of Associates	91	44	265	193
Interest in earnings of associates, net of tax	-	(3)	26	23
Income from Continuing Operations	91	41	291	216
Discontinued Operations, net of tax	-	-	1	-
Net Income	$91	$41	$292	$216
Net income attributable to noncontrolling interests	(4)	(2)	(12)	(11)
Net Income attributable to Willis Group Holdings Limited	$87	$39	$280	$205

Amounts attributable to Willis Group Holdings Limited common shareholders
Income from Continuing Operations, net of tax	$87	$39	$279	$205
Income from Discontinued Operations, net of tax	-	-	1	-
Net Income	$87	$39	$280	$205

WILLIS GROUP HOLDINGS LIMITED CONDENSED CONSOLIDATED INCOME STATEMENTS (Continued) (in millions, except per share data) (unaudited)

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008
Earnings per share – Basic and Diluted
Basic Earnings per Share:
Continuing Operations	$0.52	$0.28	$1.67	$1.44
Discontinued Operations	-	-	0.01	-
Net Income attributable to Willis Group Holdings Limited common shareholders	$0.52	$0.28	$1.68	$1.44
Diluted Earnings per Share:
Continuing Operations	$0.52	$0.27	$1.66	$1.43
Discontinued Operations	-	-	0.01	-
Net Income attributable to Willis Group Holdings Limited common shareholders	$0.52	$0.27	$1.67	$1.43
Average Number of Shares Outstanding
- Basic	168	141	167	142
- Diluted	168	142	168	143
Shares Outstanding at June 30	168	167	168	167

WILLIS GROUP HOLDINGS LIMITED SUMMARY DRAFT BALANCE SHEETS (in millions) (unaudited)

	June 30, 2009	December 31, 2008
Assets
Cash & cash equivalents	$103	$176
Fiduciary funds—restricted	1,952	1,854
Short-term investments	-	20
Accounts receivable, net	10,382	9,131
Fixed assets, net	336	312
Goodwill and intangibles, net	3,904	3,957
Investments in associates	295	273
Deferred tax assets	61	76
Pension benefits asset	138	111
Other assets	696	492
Total Assets	$17,867	$16,402

Liabilities and Stockholders’ Equity
Accounts payable	$11,599	$10,314
Deferred revenue and accrued expenses	331	471
Deferred tax liabilities	11	21
Income taxes payable	91	18
Short-term debt	106	785
Long-term debt	2,390	1,865
Liability for pension benefits	241	237
Other liabilities	940	796
Total Liabilities	15,709	14,507

Equity attributable to Willis Group Holdings Limited	2,114	1,845
Noncontrolling interests	44	50
Total Stockholders’ Equity	2,158	1,895
Total Liabilities and Stockholders’ Equity	$17,867	$16,402

WILLIS GROUP HOLDINGS LIMITED
SUPPLEMENTAL FINANCIAL INFORMATION
(in millions) (unaudited)

1.	Definitions of Non-GAAP Financial Measures

We believe that investors’ understanding of the Company’s performance is enhanced by our disclosure of the following non-GAAP financial measures. Our method of calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Organic commissions and fees growth

Organic commissions and fees growth excludes: the impact of foreign currency translation, the first twelve months of net commission and fee revenues generated from acquisitions, and net commission and fee revenues related to operations disposed of in each period presented.

Adjusted operating income and adjusted net income

Our results have been impacted by the charges related to the 2008 expense review and integration costs associated with the acquisition of HRH. We believe that excluding these items from operating income and net income as applicable, along with the GAAP measures, provides a more complete and consistent comparative analysis of our results of operations.

2.	Analysis of Commissions and Fees

Organic growth in commissions and fees is defined as growth in commissions and fees excluding the impact of foreign currency translation and acquisitions and disposals. The percentage change in reported commissions and fees is the most directly comparable GAAP measure, and the following table reconciles this change to organic growth in commissions and fees by business unit for the three and six months ended
June 30, 2009:

	Three months ended June 30,			Change attributable to
	2009	2008	% Change	Foreign currency translation	Acquisitions and disposals	Organic commissions and fees growth (a)
Global	$207	$191	8%	(4)%	5%	7%
North America	332	193	72%	0%	80%	(8)%
International	233	257	(9)%	(15)%	1%	5%
Commissions and fees	$772	$641	20%	(7)%	26%	1%

	Six months ended June 30,			Change attributable to
	2009	2008	% Change	Foreign currency translation	Acquisitions and disposals	Organic commissions and fees growth(a)
Global	$482	$468	3%	(7%	4%	6%
North America	703	384	83%	0%	90%	(7)%
International	502	561	(11)%	(17)%	1%	5%
Commissions and fees	$1,687	$1,413	19%	(8)%	25%	2%
a)

From fourth quarter 2008, we have changed our methodology for the calculation of organic growth in commissions and fees. Previously, organic growth included growth from acquisitions from the date of acquisition. Under the new method, the first twelve months of commissions and fees generated from acquisitions are excluded from organic growth in commissions and fees.

	WILLIS GROUP HOLDINGS LIMITED SUPPLEMENTAL FINANCIAL INFORMATION (in millions) (unaudited)

3.	2008 Expense Review

In 2008, we conducted a thorough review of all businesses to identify additional opportunities to rationalize the expense base. Consequently, we incurred a pre-tax charge of $62 million ($45 million or $0.32 per diluted share after tax) in the second quarter of 2008 and $95 million ($68 million or $0.48 per diluted share after tax) in the first half of 2008 for severance and other costs as analyzed in the following table:

		Three months ended June 30, 2008	Six months ended June 30, 2008
		Pre-tax	Pre-tax
	Salaries and benefits – severance (a)	$9	$24
	Salaries and benefits – other (b)	42	42
	Other operating expenses (primarily relating to property and systems rationalization)	11	29
		$62	$95

a)	Severance costs relate to approximately 200 positions in the second quarter 2008 and approximately 350 positions through the six months ended June 30, 2008, which were eliminated in 2008.
b)	Other salaries and benefits costs relate primarily to contract buyouts.

WILLIS GROUP HOLDINGS LIMITED
SUPPLEMENTAL FINANCIAL INFORMATION
(in millions) (unaudited)

4.	Adjusted Operating Income

Adjusted operating income is defined as operating income excluding integration costs associated with the acquisition of HRH and charges related to the 2008 expense review. Operating income is the most directly comparable GAAP measure, and the following table reconciles adjusted operating income to operating income for the three and six months ended June 30, 2009 and 2008:

	Three months ended June 30,
	2009	2008	% Change
Operating Income, GAAP basis	$165	$77	114%
Excluding:
HRH integration costs	1	-
Salaries and benefits – severance (a)	-	9
Salaries and benefits – other (b)	-	42
Other operating expenses (primarily relating to property and systems rationalization)	-	11

Adjusted Operating Income	$166	$139	19%
Operating Margin, GAAP basis, or Operating Income as a percentage of Total Revenues	21.0%	11.6%
Adjusted Operating Margin, or Adjusted Operating Income as a percentage of Total Revenues	21.2%	21.0%

	Six months ended June 30,
	2009	2008	% Change
Operating Income, GAAP basis	$439	$302	45%
Excluding:
HRH integration costs	4	-
Salaries and benefits – severance costs (a)	-	24
Salaries and benefits – other (b)	-	42
Other operating expenses (primarily relating to property and systems rationalization)	-	29

Adjusted Operating Income	$443	$397	12%
Operating Margin, GAAP basis, or Operating Income as a percentage of Total Revenues	25.6%	20.7%
Adjusted Operating Margin, or Adjusted Operating Income as a percentage of Total Revenues	25.8%	27.3%

a)

Severance costs excluded from adjusted operating income in 2008 relate to approximately 200 positions in the second quarter 2008 and approximately 350 positions through the six months ended June 30, 2008 that were eliminated as part of the 2008 expense review. Severance costs also arise in the normal course of business and these charges (pre-tax) amounted to $2 million in the second quarter 2009 ($nil in second quarter 2008). These costs amounted to $18 million and $1 million for the six months ended June 30, 2009 and 2008, respectively.

b)	Other salaries and benefits costs relate primarily to contract buyouts.

WILLIS GROUP HOLDINGS LIMITED
SUPPLEMENTAL FINANCIAL INFORMATION
(in millions, except per share data) (unaudited)

5.	Adjusted Net Income from Continuing Operations

Adjusted net income is defined as net income from continuing operations excluding integration costs associated with the acquisition of HRH and charges related to the 2008 expense review. Net income from continuing operations is the most directly comparable GAAP measure, and the following table reconciles adjusted net income from continuing operations to net income from continuing operations for the three and six months ended June 30, 2009 and 2008:

	Three months ended June 30,			Per diluted share Three months ended June 30,
	2009	2008	% Change	2009	2008	% Change
Net Income from Continuing Operations, GAAP basis	$87	$39	123%	$0.52	$0.27	93%

Excluding:
HRH integration costs, net of tax ($nil),($nil)	1	-		-	-
Salaries and benefits – severance, net of tax ($nil),($2) (a)	-	7		-	0.05
Salaries and benefits – other, net of tax ($nil),($12) (b)	-	30		-	0.21
Other operating expenses (primarily relating to property and systems rationalization), net of tax ($nil),($3)	-	8		-	0.06

Adjusted Net Income from Continuing Operations	$88	$84	5%	$0.52	$0.59	(12)%

Diluted shares outstanding, GAAP basis	168	142

	Six months ended June 30,			Per diluted share Six months ended June 30,
	2009	2008	% Change	2009	2008	% Change
Net Income from Continuing Operations, GAAP basis	$279	$205	36%	$1.66	$1.43	16%

Excluding:
HRH integration costs, net of tax ($1),($nil)	3	-		0.02	-
Salaries and benefits – severance, net of tax ($nil),($7) (a)	-	17		-	0.12
Salaries and benefits – other, net of tax ($nil),($12) (b)	-	30		-	0.21
Other operating expenses (primarily relating to property and systems rationalization), net of tax ($nil),($8)	-	21		-	0.15

Adjusted Net Income from Continuing Operations	$282	$273	3%	$1.68	$1.91	(12)%

Diluted shares outstanding, GAAP basis	168	143
a)

Severance costs excluded from adjusted operating income in second quarter 2008 relate to approximately 200 positions in the second quarter 2008 and approximately 350 positions through the six months ended June 30, 2008 that were eliminated as part of the 2008 expense review. Severance costs also arise in the normal course of business and these charges (pre-tax) amounted to $18 million in the six months ended June 30, 2009 related to approximately 350 positions
($1 million in the six months ended June 30, 2008).

b)	Other salaries and benefits costs relate primarily to contract buyouts.

WILLIS GROUP HOLDINGS LIMITED SUPPLEMENTAL FINANCIAL INFORMATION (in millions, except per share data) (unaudited)

	2008						2009
	Q1	Q2	Q2 YTD	Q3	Q4	FY	Q1	Q2	Q2 YTD
Revenues
Commissions and fees	$772	$641	$1,413	$556	$782	$2,751	$915	$772	$1,687
Investment income	22	20	42	22	17	81	13	12	25
Other income	1	—	1	1	—	2	2	—	2
Total Revenues	795	661	1,456	579	799	2,834	930	784	1,714
Expenses
Salaries and benefits	411	428	839	359	444	1,642	480	443	923
Other operating expenses	149	141	290	131	184	605	138	139	277
Depreciation expense	13	14	27	14	13	54	14	14	28
Amortization of intangible assets	3	3	6	6	24	36	24	23	47
Net (gain)/loss on disposal of London headquarters	(6)	(2)	(8)	—	1	(7)	—	—	—
Net loss/(gain) on disposal of operations	—	—	—	3	(3)	—	—	—	—
Total Expenses	570	584	1,154	513	663	2,330	656	619	1,275
Operating Income	225	77	302	66	136	504	274	165	439
Interest expense	16	21	37	32	36	105	38	43	81
Income from Continuing Operations before Income Taxes and Interest in Earnings of Associates	209	56	265	34	100	399	236	122	358
Income taxes	60	12	72	2	23	97	62	31	93
Income from Continuing Operations before Interest in Earnings of Associates	149	44	193	32	77	302	174	91	265
Interest in earnings of associates, net of tax	26	(3)	23	6	(7)	22	26	—	26
Income from continuing operations	175	41	216	38	70	324	200	91	291
Discontinued operations, net of tax	—	—	—	—	—	—	1	—	1
Net income	175	41	216	38	70	324	201	91	292
Net income attributable to noncontrolling interests	(9)	(2)	(11)	(2)	(8)	(21)	(8)	(4)	(12)
Net Income attributable to Willis Group Holdings Limited	$166	$39	$205	$36	$62	$303	$193	$87	$280
Diluted Earnings per Share
- Continuing Operations	$1.16	$0.27	$1.43	$0.25	$0.37	$2.05	$1.15	$0.52	$1.66
- Discontinued Operations	—	—	—	—	—	—	0.01	—	0.01
Net Income attributable to Willis Group Holdings Limited common shareholders	$1.16	$0.27	$1.43	$0.25	$0.37	$2.05	$1.16	$0.52	$1.67
Average Number of Shares Outstanding
- Diluted	143	142	143	142	167	148	167	168	168

WILLIS GROUP HOLDINGS LIMITED SUPPLEMENTAL FINANCIAL INFORMATION (in millions, except per share data) (unaudited)

	2008						2009
	Q1	Q2	Q2 YTD	Q3	Q4	FY	Q1	Q2	Q2 YTD
Commissions and Fees
Global	$277	$191	$468	$159	$157	$784	$275	$207	$482
North America	191	193	384	175	353	912	371	332	703
International	304	257	561	222	272	1,055	269	233	502
Total Commissions and Fees	$772	$641	$1,413	$556	$782	$2,751	$915	$772	$1,687

Total Revenues
Global	$285	$199	$484	$167	$163	$814	$278	$209	$487
North America	196	197	393	179	357	929	377	336	713
International	314	265	579	233	279	1,091	275	239	514
Total Revenue	$795	$661	$1,456	$579	$799	$2,834	$930	$784	$1,714

Operating Income (c)
Global	$132	$60	$192	$29	$19	$240	$127	$74	$201
North America	27	31	58	18	67	143	94	75	169
International	104	57	161	38	107	306	96	55	151
Corporate and Other (a) (b)	(38)	(71)	(109)	(19)	(57)	(185)	(43)	(39)	(82)
Total Operating Income	$225	$77	$302	$66	$136	$504	$274	$165	$439

Organic Commissions and Fees Growth
Global	2%	0%	1%	(2)%	9%	2%	5%	7%	6%
North America	3%	(1)%	1%	(2)%	(4)%	(1)%	(5)%	(8)%	(7)%
International	5%	10%	7%	10%	11%	9%	5%	5%	5%
Total Organic Commissions and fees Growth	3%	3%	3%	2%	6%	4%	2%	1%	2%

Operating Margin (c)
Global	46.3%	30.2%	39.7%	17.4%	11.7%	29.5%	45.7%	35.4%	41.3%
North America	13.8%	15.7%	14.8%	10.1%	18.8%	15.4%	24.9%	22.3%	23.7%
International	33.1%	21.5%	27.8%	16.3%	38.4%	28.0%	34.9%	23.0%	29.4%
Total Operating Margin	28.3%	11.6%	20.7%	11.4%	17.0%	17.8%	29.5%	21.0%	25.6%
(a)	Corporate and Other includes the costs of the holding company, foreign exchange hedging activities and foreign exchange on the UK pension plan asset, amortization of intangible assets, net gains and losses on disposal of operations, certain legal costs, integration costs associated with the acquisition of HRH and 2008 expense review costs.
(b)	The Company does not hold business segment management accountable for managing foreign exchange exposure on the retranslation of the UK pension plan asset. Historically, a relatively stable exchange rate environment had led to foreign exchange on the UK pension plan asset having no material impact on segment operating income and margin. However, following significant exchange rate movements in 2008, the Company decided that, effective October 1, 2008, foreign exchange on the UK pension plan asset would be excluded from segment operating income and reported within Corporate and Other.
(c)	Prior periods restated to conform to current period presentation.

CONTACT:
Willis Group Holdings Limited
Investors:
Kerry K. Calaiaro, 212-915-8084
kerry.calaiaro@willis.com
or
Media:
Will Thoretz, 212-915-8251
will.thoretz@willis.com